Exhibit 99.1

Nash-Finch Company	NEWS RELEASE
NASH FINCH ANNOUNCES CHANGES TO BOARD OF DIRECTORS
     MINNEAPOLIS (November 9, 2005) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, today announced that its Board of Directors has elected Robert L. Bagby, Chairman and Chief Executive Officer of A.G. Edwards, Inc., to serve as director of the Company. Mr. Bagby began his career with A.G. Edwards in 1975, serving as branch administrator, regional officer, and vice chairman and director of branches before being named to his current position in 2001.
     “We are very pleased to welcome Bob Bagby to the Nash Finch Board,” said Allister Graham, Chairman of the Board. “Bob brings with him a long and successful history as a senior executive and board member. We know that from the outset he will be an invaluable contributor to our Board and a tremendous resource for the Company.”
     “I am very proud to be associated with the Board of Nash Finch,” said Mr. Bagby. “I look forward to working with the Board and management to add value to the Company over the long term.”
     The Company also announced that the Board has accepted the resignation of Laura Stein as a director of the Company effective December 31, 2005. Ms. Stein, who is Senior Vice President and General Counsel of The Clorox Company, has been a member of the Nash Finch Board since February 2001.
     “Laura Stein’s contributions to the Nash Finch Board have been substantial,” said Ron Marshall, CEO. “I speak for the Board and management when I say how much we have appreciated her keen intellect and insight that have served us so well for nearly five years. We will miss her, but we understand the demands on her time that make it necessary for her to step down at this time.”
     “After nearly five years, it is very difficult for me to leave the Nash Finch Board,” said Ms. Stein. “I am very glad to have had the opportunity to work with Al Graham, Ron Marshall, my fellow directors and the Nash Finch management, and I am happy to have contributed to the Company’s progress.”
     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 28 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of 80 retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
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Contact: Brian Numainville, 952-844-1201